                                                                   EXHIBIT 10.42


                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 27th day of March, 1998, by and between DATUM INC., a Delaware corporation (the "Company"), and Erik H. van der Kaay an individual (the "Executive").


                                  R E C I T A L

        The Company desires to employ Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Company in that capacity pursuant to the terms and conditions set forth herein.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

        1. EMPLOYMENT. The Company hereby agrees to employ the Executive as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company, and the Executive accepts such employment and agrees to devote substantially all his business time and efforts and skills diligently and on such basis as shall be assigned to him by the Company as provided herein in performing his duties hereunder for the benefit of the Company.

        2. TERM. The term of the Executive's employment hereunder shall commence on Monday, April 6, 1998 (the Commencement Date"), and shall be subject to termination as hereafter specified.

        3.     POSITION AND DUTIES.

               3.1 SERVICE WITH THE COMPANY. During the term of this Agreement, the Executive agrees to perform such duties and on such basis as shall be assigned to him from time to time by the Chairman of the Board of Directors (the "Board of Directors"); such duties, however, to be commensurate with the Executive's position as President and Chief Executive Officer of the Company. In particular, and without limitation, such duties shall include setting up long-range strategic plans, guidance of day-to-day operations of the Company, staffing of the Company as the Executive deems appropriate, preparing operating budgets for presentation to the Board of Directors, implementation of operating plans as approved by the Board of Directors and communicating the Company's goals and objects to the financial community.

               3.2 BOARD OF DIRECTORS. So long as Executive is employed hereunder, the Company shall nominate and recommend his election as a member of the Board of Directors and the Company will use its best efforts to ensure that he is elected as a director. It is the current intent of the Board of Directors of the Company to elect the Executive as Chairman of the Board at some point in the future.

               3.3 NO CONFLICTING DUTIES. During the term hereof, the Executive shall not serve as an officer, director, employee, consultant or advisor to any other business; provided, however, that the Executive may serve as a director of another corporation so long as (i) such corporation does not compete, directly or indirectly, with the Company or any of its Affiliates, and (ii) such services do not adversely affect Executive's ability to perform his duties under this Agreement, unless such other service is approved by the Board of Directors of the Company. For purposes of this Agreement, the term "Affiliate" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and agrees that during the term of this Agreement he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

               3.4 INDEMNIFICATION. The Company's Bylaws currently provide for indemnification of officers and directors and the Company currently maintains directors and officers liability insurance. Concurrently with the Executive's commencement of service, the Company shall enter into an indemnification agreement with the Executive in the same form as it has entered into with its other officers and directors.

        4.     COMPENSATION.

               4.1 BASE SALARY. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive a base salary of $12,500 biweekly, which is equivalent to an annualized salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) ("Base Salary"), which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. The amount of the Base Salary shall be reviewed by the Compensation Committee of the Board of Directors, which may annually increase Executive's Base Salary in amounts consistent with industry practices as determined in its sole discretion. Executive's performance, the performance of the Company and such other factors as the Board of Directors deem appropriate shall also be considered. The Company normally makes such adjustments effective January 1 of each year, and the Executive shall be eligible for the first such adjustment to be effective on January 1, 1999.

               4.2 INCENTIVE COMPENSATION PLANS. Executive shall become eligible to participate in management incentive compensation plans approved by the Company's Board of Directors, such participation to be on terms similar to those afforded to other management employees holding positions with the Company. All amounts to which the Executive may be entitled under any incentive compensation plans shall be subject to the provisions, rules and regulations of any such plan. Bonuses are currently based upon performance in the prior year and are usually paid in March, following completion of the financial review of such prior year. For the year ending December 31, 1998, performance goals will be set by the Chairman, related to the Company's operating plan for such year, and approved by the Compensation Committee. Achievement of such goals shall carry a bonus guideline of seventy-five percent (75%) of annual Base Salary. Such bonus may be decreased or increased, depending upon performance against such goals. For the year ended December 31, 1998 only, the Executive is guaranteed a minimum bonus payment of $100,000.



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


               4.3 PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate in all employee benefit plans or programs generally available to employees of the Company, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate therein. The Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein, provided however, that any waiting period for medical, dental, long-term disability and life insurance shall be waived and such coverage shall be effective at 12:01 a.m. on the Saturday morning before the Executive's commencement of employment on Monday, April 6, 1998. In addition, the Company shall purchase term life insurance in the amount of $1,000,000, payable to such beneficiary the Executive designates, during the term of the Executive's employment. The purchase and maintenance of such life insurance shall be subject to the Company's ability to obtain it upon commercially reasonable terms.

               4.4 EXPENSES, AUTOMOBILE ALLOWANCE. In accordance with the Company's policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement. The Company will also pay or reimburse the Executive for the reasonable expenses incurred by the Executive's spouse when accompanying the Executive in connection with business travel, as reasonably requested by the Executive. The Executive may lease an automobile, with the costs thereof, not to exceed $15,000 per year, to be borne by the Company. In addition, the Company shall reimburse the Executive for reasonable operating and maintenance expenses associated with such automobile.

               4.5 RELOCATION EXPENSES. The Company shall reimburse the Executive's actual and documented selling expenses incurred on the sale of the Executive's current home, including sales commissions and real estate closing costs, and the real estate closing costs on the purchase of a new residence in California. The Company shall also reimburse the Executive's actual and documented expenses of moving household goods, including sailboat and personal automobiles, and further reimburse the Executive for other incidental expenses in connection with his relocation, including travel expenses of his spouse and temporary rental, in an amount not to exceed $27,083. All taxable relocation expenses will be "grossed up" for tax purposes. In addition, if the Executive requests, the Company shall provide a temporary loan to assist in the purchase of a new residence in California, with a term of ninety (90) days, in an amount not to exceed $200,000. Such loan shall be secured by a second trust deed on such residence.

               4.6 OTHER BENEFITS. The Company shall reimburse the Executive's actual and documented expenses in connection with the preparation of the Executive's federal and state income tax returns.

               4.7 GRANT OF STOCK OPTIONS. Upon commencement of the Executive's employment, the Company shall grant to the Executive options to purchase one hundred twenty thousand (120,000) shares of Common Stock of the Company under the Company's 1994 Stock Incentive Plan, a copy of which has been provided to the Executive. The exercise price of such options shall equal the fair market value as represented by the closing sale price on the Commencement Date. Such options shall have a ten (10) year term and shall vest in four (4) equal annual installments, commencing with the first anniversary of the Commencement Date. A form of option agreement is attached as Exhibit A.



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               4.8 RESTRICTED STOCK. Upon commencement of the Executive's employment, the Company shall grant to the Executive Thirty Thousand (30,000) shares of Common Stock of the Company under the Company's 1994 Stock Incentive Plan. Such shares shall be restricted and subject to forfeiture in the event your employment with the Company is terminated. Such shares shall vest, and no longer be subject to forfeiture, as follows:

                      (a) Normal Vesting: Four Thousand Two Hundred Eighty-Six (4,286) shares (1/7th of the total) shall vest on each anniversary of the Commencement Date so that such shares shall be fully vested on the seventh anniversary of the Commencement Date.

                      (b) Special Vesting: Three Thousand (3,000) shares shall vest at such time as the closing price of the Company's Common Stock on the Nasdaq National Market, or such other principal exchange or system on which the Company's Common Stock is traded, averaged over ninety (90) consecutive calendar days (the "Average Closing Price"), has equaled or exceeded $20.00. Additional increments of 3,000 shares shall vest when the Average Closing Price equals or exceeds $25.00, $30.00, $35.00 and $40.00, respectively.

                          Three Thousand (3,000) shares shall vest at such
time as the Company's net income per share (as reported in the Company's Annual Reports on Form 10-K and quarterly reports on Form 10-Q) cumulated over four (4) consecutive quarters (the "Cumulative Annual Net Income") equals or exceeds $1.00 per share. An additional 3,000 shares shall vest at such time as such Cumulative Annual Net Income equals or exceeds $1.25, $1.50, $1.75 and $2.00 per share, respectively.

                          One or more vesting events may occur simultaneously,
or in close proximity and each shall be given effect. Notwithstanding the foregoing, however, in no event shall the foregoing special vesting provisions in this Section 4.8(b) apply to more than fifty percent (50%) of the shares of Common Stock issued pursuant to this Section 4.8.

                      (c) The Executive acknowledges that the vesting of the foregoing shares may create significant income tax liability to the Executive.

        5.     TERMINATION.

               5.1 TERMINATION BY THE COMPANY FOR CAUSE. Any of the following acts or omissions shall constitute grounds for the Company to terminate the Executive's employment pursuant to this Agreement for "cause":

                      (a) The continued, willful refusal or failure by the Executive to perform any material duties required of him by this Agreement or as reasonably requested by the Board of Directors of the Company if consistent with the terms of this Agreement;

                      (b) Any material act or omission by the Executive involving malfeasance or gross negligence in the performance of the Executive's duties to, or material deviation from any of the policies or directives of, the Company, other than a deviation taken in good faith by the Executive for the benefit of the Company;



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


                      (c) Conduct on the part of the Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company; or

                      (d) Any illegal act by the Executive which materially and adversely affects the business of the Company or any felony committed by Executive, as evidenced by conviction thereof, provided that the Company may suspend the Executive with pay while any allegation of such illegal or felonious act is investigated; or

               Termination by the Company for cause shall be accomplished by written notice to the Executive and shall be preceded by a written notice providing a reasonable opportunity for the Executive to correct his conduct. Any such termination shall be without prejudice to any other remedy to which the Company or the Executive may be entitled either at law, in equity, or under this Agreement.

               5.2 TERMINATION FOR DEATH OR DISABILITY. In addition to termination for cause pursuant to Section 5.1 hereof, the Executive's employment pursuant to this Agreement shall be immediately terminated without notice by the Company (i) upon the death of the Executive or (ii) upon the Executive becoming totally disabled. For purposes of this Agreement, the term "totally disabled" means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of one hundred eighty (180) or more consecutive days, as determined by a competent physician selected by the Company's Board of Directors and reasonably agreed to by the Executive, following such one hundred eighty (180) day period.

               5.3 TERMINATION FOR GOOD REASON. Executive's employment pursuant to this Agreement may be terminated by the Executive for "good reason" if the Executive voluntarily terminates his employment as a result of any of the following:

                      (a) Without the Executive's prior written consent, a reduction in his then current Base Salary;

                      (b) Without Executive's prior written consent, a relocation of the Executive's place of employment outside of Orange County, California;

                      (c) Resignation as a result of unlawful discrimination, as evidenced by a final court order;

                      (d) A reduction in duties and responsibilities which results in the Executive no longer having duties customary for a President and Chief Executive Officer; or

                      (e) The Company materially breaches any provision of this Agreement.

               5.4 TERMINATION WITHOUT CAUSE. The Company may terminate this Agreement, and the employment of the Executive under this Agreement, without cause at any time upon at least thirty (30) days prior written notice to the Executive.




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               5.5 PAYMENTS UPON REMOVAL OR TERMINATION. If during the term of this Agreement, the Executive resigns for one of the reasons stated in Section 5.3, or the Company terminates the Executive's service, except as provided in Sections 5.1 or 5.2 hereof, the Executive shall be entitled to the following compensation: (i) the portion of his then current Base Salary which has accrued through his date of termination, (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable at the date of Executive's termination, and (iii) a severance payment in an amount (the "Severance Amount") as follows:

               In the event such termination or resignation is within twelve
               (12) months following the Commencement Date, the Severance Amount shall equal the result obtained by multiplying the Executive's then current monthly Base Salary by the number of months from the date of termination to the end of the twenty-fourth (24th ) month following the Commencement Date.

               In the event such termination or resignation is twelve (12) or more months following the Commencement Date, the Severance Amount shall equal the result obtained by multiplying twelve (12) by the Executive's then current monthly Base Salary.

               All payments required to be made by the Company to the Executive pursuant to this Section 5.5 shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies, including, without limitation, the Severance Amount which shall be paid at such times and in such amounts consistent with the Company's normal payroll procedures and policies over the number of months immediately succeeding the date of termination that is equal to the number of months of Base Salary payable as the Severance Amount. During the period the Severance Amount is payable, the Company shall further provide the Executive with life, health and disability insurance, and reimbursement of automobile lease and operating and maintenance expenses as set forth in Section 4.4, as otherwise provided in this Agreement. If the Company terminates the Executive's employment pursuant to Sections 5.1 or 5.2, or if the Executive voluntarily resigns (except as provided in Section 5.3), then the Executive shall be entitled to only the compensation set forth in items (i) and
(ii) or the first paragraph of this Section 5.5.

        6. CONFIDENTIAL INFORMATION. Executive will hold in strict confidence and not disclose or use any confidential information of the Company or its affiliates, including, without limitations, financial, manufacturing or marketing data (including, without limitation, financial statements of the Company), technique, process, formula, developmental or experimental work, work in progress, business methods, trade secrets (including, without limitation, any customer list or lists of customer sources), marketing techniques or plans, or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates, except for the benefit of the Company. Executive agrees that he will not make use of any of the above at any time after termination of his employment, to the extent the Company derives independent economic value, actual or potential, from such information not being generally known to the parties, or other persons who could obtain economic value from its disclosure or use, and such information is the subject of reasonable efforts by the Company to maintain its confidentiality. Upon termination of employment, Executive shall deliver to the Company all documents, records, notebooks, work papers and all similar repositories containing any information concerning the Company or any Affiliate, whether prepared by Executive, the Company or anyone else. The foregoing restrictions



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

shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Executive shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by the Executive.

        7. PROPRIETARY RIGHTS. All work performed by Executive and all materials and products developed or prepared for the Company by Executive pursuant to this Agreement are the property of the Company, and all title and interest therein shall vest in the Company and shall be deemed to be a work made for hire in the course of the services rendered hereunder. Executive shall also execute any employee proprietary rights or invention assignment agreement reasonably requested by the Company.

        8. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to an Affiliate or to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

        9. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        10. INJUNCTIVE RELIEF. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of Section 6 or 7 of this Agreement. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, to the extent that such relief is provided by law for such violation. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

        11.    MISCELLANEOUS.

               11.1 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

               11.2 PRIOR AGREEMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, including that certain letter from the Company to the Executive




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

dated February __, 1998, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

               11.3 ARBITRATION. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which shall take place in Orange County, California, under the rules of the American Arbitration Association. The arbitrator shall be a retired Superior Court judge mutually agreeable to the parties and if the parties cannot agree such person shall be chosen in accordance with the rules of the American Arbitration Association. The arbitrator shall be bound by applicable legal precedent in reaching his or her decision. Any judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The fees payable to the American Arbitration Association and the arbitrator shall be paid by the Company.

               11.4 WITHHOLDING TAXES. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

               11.5 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

               11.6 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

               11.7 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

               11.8 COUNTERPART EXECUTION. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.




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

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                       "COMPANY"

                                       DATUM INC.,
                                       a Delaware corporation


                                       By: /s/ LOUIS B. HORWITZ
                                        ----------------------------------------
                                           Louis B. Horwitz,
                                           Chief Executive Officer and Chairman,
                                           Board of Directors


                                       "EXECUTIVE"


                                        /s/  ERIK VAN DER KAAY
                                        ----------------------------------------
                                        Erik van der Kaay




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


                                    EXHIBIT A

                                   DATUM INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT

        This Nonqualified Stock Option Agreement (the "Agreement") is entered into as of April 6, 1998, by and between Datum Inc., a Delaware corporation (the "Company") and Erik van der Kaay (the "Optionee") pursuant to the Company's 1994 Stock Incentive Plan (the "Plan").

        12. Grant of Option. The Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of One Hundred Twenty Thousand (120,000) shares (the "Shares") of the Common Stock of the Company at a purchase price of _________________________ ($________) per share (the "Exercise
Price"), subject to the terms and conditions set forth herein and the provisions of the Plan. This Option is not intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of l986, as amended (the "Code").

        13. Vesting of Option. The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment, as follows:

                                                           This Option shall be
                      On or After:                         Exercisable as to:
                      ------------                         ------------------
        (i)           April 6, 1999:                          30,000 shares

        (ii)          April 6, 2000:  an additional           30,000 shares

        (iii)         April 6, 2001:  an additional           30,000 shares

        (iv)          April 6, 2002:  an additional           30,000 shares


        No additional shares shall vest after the date of termination of Optionee's "Continuous Service" (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of shares that have vested as of the date of termination of Optionee's Continuous Service.

        14. Term of Option. Optionee's right to exercise this Option shall terminate upon the first to occur of the following:

               (a) the expiration of ten (10) years from the date of this Agreement;

               (b) the expiration of three (3) months from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than permanent disability or death; provided, however, that if Optionee dies during such three-month period, the provisions of Section 3(d) below shall apply;



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

               (c) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code); or

               (d) the expiration of one (1) year from the date of termination of Optionee's Continuous Service if such termination is due to Optionee's death or if death occurs during the three-month period following termination of Optionee's Continuous Service pursuant to Section 3(b) above.

        As used herein, the term "Continuous Service" means employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable.

        15. Exercise of Option. On or after the vesting of any portion of this Option in accordance with Section 2 above, and until termination of this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

               (a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

               (b) a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 6(a) of the Plan); and

               (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements (i) for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, or (ii) the withholding of Shares issuable upon exercise of this Option, or (iii) the delivery of Shares owned by the Optionee in accordance with
Section 14 of the Plan, provided such arrangements satisfy the requirements of applicable tax, securities and other laws).

        16. Death of Optionee; No Assignment. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of his or her death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the

Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

        17. Receipt of Plan. Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

        18. Restrictive Legends. Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

        19. Limitation of Company's Liability for Nonissuance. The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company's counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

        20. Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 9 of the Plan.

        21. Merger, Reorganizations, Etc. In the event that the Company at any time proposes to sell substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which the Company is not the surviving corporation, or if the Company is the surviving corporation and the ownership of the outstanding capital stock of the Company following the transaction changes by 50% or more as a result of such transaction, this Option shall terminate upon the effective date of such transaction unless provision is made in writing in connection with such transaction for (a) the assumption of this Option or the substitution for this Option of a new option of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares and the Exercise Price, in which event this Option or the new option substituted therefor shall continue in the manner and under the terms so provided, or (b) the substitution for this Option of a program or plan to provide rights to Optionee to receive, on exercise of such rights, the type and amount of consideration Optionee would have received had he or she exercised this Option prior to such transaction and less the aggregate Exercise Price therefor. If such provision is not made in such transaction, then the Administrator shall cause written notice of the proposed transaction to be given to Optionee not less than thirty (30) days prior to the anticipated effective date of the proposed transaction, and all of the then unvested portion of this Option shall vest and concurrent with the effective date of the proposed transaction Optionee shall have the right to exercise any or all of the then unexercised portion of this Option.

        22. No Employment Contract Created. Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

        23. Rights as Shareholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

        24. Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

        25. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment, stock or other records of the Company.

        26. Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

        27. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

        28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

        29. Modification. Optionee's rights under this Agreement are subject to modification in certain events as provided in Section 10 of the Plan.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


DATUM INC.                                         "OPTIONEE"


By:________________________________________        ___________________________
    Louis B. Horwitz, Chairman of the Board        Erik van der Kaay

                                    EXHIBIT B


                                   DATUM INC.

                        RESTRICTED STOCK GRANT AGREEMENT


        This Restricted Stock Grant Agreement (the "Agreement") is entered into as of April 6, 1998, by and between Datum Inc., a Delaware corporation (the "Company"), and Erik van der Kaay (the "Grantee") pursuant to the Company's 1994 Stock Incentive Plan (the "Plan").


                                R E C I T A L S:

        A. Grantee is an executive officer of the Company and is eligible to receive shares of the Company's Common Stock under the Plan.

        B. The Company desires to grant to Grantee, and Grantee desires to accept from the Company, shares of the Company's Common Stock under the Plan on the terms, provisions and conditions, and subject to restrictions and agreements, hereinafter provided.

        NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

        1.     Grant of Shares.

               (a) The Company hereby grants to Grantee, and Grantee hereby accepts, 30,000 shares of the Company's Common Stock (the "Shares")

               (b) The certificates representing the Shares hereunder shall be held in escrow by the Secretary of the Company as provided in Section 7 hereof.

        2. Stockholder Rights. Until such time as all or any part of the Shares are forfeited to the Company under this Agreement, if ever, Grantee (or any successor in interest) shall have the rights of a stockholder (including voting rights) with respect to the Shares, including the Shares held in escrow under
Section 7, subject, however, to the transfer restrictions of Section 3.

        3. Vesting of Shares. The Shares shall be restricted and subject to forfeiture pursuant to Section 4 until vested pursuant to this Section 3 or
Section 6(b). The Shares shall vest, and no longer be subject to forfeiture, (such Shares becoming "Vested Shares") as follows:

               (a) Normal Vesting: Four Thousand Two Hundred Eighty-Six (4,286) shares (1/7th of the total) shall vest on each anniversary of the April 6, 1998, so that such shares shall be fully vested on the seventh anniversary of the April 6, 1998.

               (b) Special Vesting: Three Thousand (3,000) shares shall vest at such time as the closing price of the Company's Common Stock on the Nasdaq National Market, or such other principal exchange or system on which the Company's Common Stock is traded or reported, averaged over ninety (90) consecutive calendar days, (the "Average Closing Price") has equaled or exceeded $20.00. Additional increments of Three Thousand (3,000) shares shall vest when the Average Closing Price equals or exceeds $25.00, $30.00, $35.00 and $40.00, respectively.

                      Three Thousand (3,000) shares shall vest at such time as the Company's net income per share (as reported in the Company's Annual Reports on Form 10-K and quarterly reports on Form 10-Q) cumulated over four (4) consecutive quarters (the "Cumulative Annual Net Income") equals or exceeds $1.00 per share. An additional Three Thousand (3,000) shares shall vest at such time as such Cumulative Annual Net Income equals or exceeds $1.25, $1.50, $1.75 and $2.00 per share, respectively.

                      One or more vesting events may occur simultaneously, or in close proximity and each shall be given effect. Notwithstanding the foregoing, however, in no event shall the foregoing special vesting provisions in this Section 3(b) apply to more than fifty percent (50%) of the shares of Common Stock issued pursuant to this Agreement.


               All Shares which have not become Vested Shares are hereinafter sometimes referred to as "Nonvested Shares."

               (c) The Executive acknowledges that the vesting of the foregoing Shares may create significant income tax liability to the Executive.

               (d) Nonvested Shares may not be sold, transferred, assigned, pledged, or otherwise disposed of, directly or indirectly.

        4. Forfeiture of Nonvested Shares. At such time as Grantee's Continuous Service ceases for any reason, including death (hereinafter an "Event of Forfeiture"), then, in such event, any Nonvested Shares shall be automatically forfeited to the Company.

               As used herein, the term "Continuous Service" means employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable.

        5. Legend. All stock certificates evidencing the Nonvested Shares shall be imprinted with a legend substantially as follows:


               "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AGAINST TRANSFER AND FORFEITURE, AS SET FORTH IN A STOCK GRANT AGREEMENT DATED APRIL 6, 1998. TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

        6.     Recapitalizations, Exchanges, Mergers, Etc.

               (a) The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or successor of the Company which may be issued in respect of, in exchange for, or in substitution for the Shares by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise which does not terminate this Agreement. Except as otherwise provided herein, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

               (b) In the event that the Company sells substantially all of its assets, merge into, consolidate with or to enter into any other reorganization in which the Company is not the surviving corporation, or if the Company is the surviving corporation and the ownership of the outstanding capital stock of the Company following the transaction changes by 50% or more as a result of such transaction, all Nonvested Shares shall vest, unless provision is made in writing in connection with such transaction for the continuance of the Plan and this Agreement and/or the substitution for the Shares of new restricted shares of a successor corporation, with appropriate adjustments as to number and kind of shares, in which event this Agreement shall continue in the manner and under the terms so provided, concurrent with the effective date of the proposed transaction.

        7.     Escrow For the Shares.

               (a) Upon issuance, the certificates for the Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Section 7. Each deposited certificate shall be accompanied by a duly executed stock transfer power executed in blank. The deposited certificates, together with any other assets or securities from time to time deposited with the Company pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise surrendered for cancellation in accordance with Section 7(c) below.

               (b) Any cash dividends on the Shares (or other securities at the time held in escrow) shall be held in escrow. In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company's outstanding Common Stock as a class effected without receipt of consideration, any new, substituted, or additional securities or other property which is by reason of such event distributed with respect to the Shares shall be immediately delivered to the Company to be held in escrow under this Section 7, but only to the extent the Shares are at the time subject to the escrow requirements of
Section 7(a).

               (c) The Shares, together with any other assets or securities held in escrow hereunder, shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company for cancellation:

                      (i) Should any Shares be forfeited to the Company, then the escrowed certificates for such Shares (together with any other assets or securities issued with respect thereto) shall be delivered to the Company for cancellation, and Grantee shall cease to have any further rights or claims with respect to such Shares (or other assets or securities).

                      (ii) Prior to the interest of Grantee in the Shares (or any other assets or securities issued with respect thereto) vesting in accordance with the provisions of Section 3 or 6(b), the certificates for such Nonvested Shares (as well as all other assets and securities) shall remain in escrow.

                      (iii) Subsequent to such vesting, the certificates for such Vested Shares (as well as all other vested assets and securities) shall be released from escrow and delivered to the Grantee upon the request of Grantee.

        8. No Employment Contract Created. The issuance of the Shares shall not be construed as granting to Grantee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will Grantee's employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment agreement to which the Company and Grantee may be a party.

        9. Section 83(b) Election. Purchaser understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the excess of the fair market value of the Shares on the date any forfeiture restrictions applicable to such Shares lapse over the purchase price paid for such Shares will be reportable as ordinary income at that time. Purchaser understands, however, that Purchaser may elect to be taxed at the time the Shares are acquired hereunder, rather than when and as such Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of this Agreement. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.

        10. Tax Withholding. The Company shall be entitled to withhold from Grantee's compensation any amounts necessary to satisfy applicable tax withholding with respect to the grant and vesting of the Shares.

        11. Interpretation. The Shares are being issued pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Agreement and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and Grantee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board.

        12. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to Grantee, at the most recent address as shown in the employment or stock records of the Company.

        13. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

        14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

        15. Binding Agreement. Upon acceptance of this Agreement, this Agreement shall become a Stock Purchase Agreement, within the meaning of the Plan, and binding on Grantee and the Company. This Agreement shall inure to and be binding on the heirs, successors and assigns of both Grantee and the Company.



                                   DATUM INC.


                                   By:_________________________________
                                          Louis B. Horwitz
                                          Chairman, Board of Directors



        I hereby accept the foregoing offer and accept 30,000 shares of Common Stock of Datum Inc. on all of the terms and conditions set forth hereinabove. My address of records is ____________________________________ , and my Social
Security No. is __________________________ .


                                    "GRANTEE"



                                    ___________________________________
                                    Erik van der Kaay

                          SPOUSE'S CONSENT TO AGREEMENT


        I acknowledge that I have read the Restricted Stock Grant Agreement (the "Agreement") by and between Datum Inc. (the "Company") and Erik van der Kaay concerning the Common Stock of the Company, and that I know its contents. I am aware that my spouse has agreed therein to the imposition of certain forfeiture provisions and restrictions on transferability with respect to the Shares the subject of the Agreement, including with respect to my community interest therein, if any, on the occurrence of certain events described in the Agreement. I hereby consent to and approve of the provisions of the Agreement, and agree that I will abide by the Agreement and bequeath any interest in the Shares which represents a community interest of mine to my spouse or to a trust subject to my spouse's control or for my spouse's benefit or the benefit of our children if I predecease him.


Dated: _______________ , 1998                      ___________________________